Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript MWP - Q3 2007 MarkWest Hydrocarbon Earnings Conference Call Event Date/Time: Nov. 07. 2007 / 5:00PM ET

www.streetevents.com	Contact Us

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Nov. 07. 2007 / 5:00PM ET, MWP - Q3 2007 MarkWest Hydrocarbon Earnings Conference Call

CORPORATE PARTICIPANTS

Dan Campbell

MarkWest Hydrocarbon - Assistant Treasurer

Frank Semple

MarkWest Hydrocarbon - President, CEO

PRESENTATION

Operator

Good afternoon, and welcome to the MarkWest Hydrocarbon Third Quarter Earnings Conference Call. (OPERATOR INSTRUCTIONS.) And now, I would like to turn the conference over to Mr. Dan Campbell. Thank you, sir. You may begin.

Dan Campbell - MarkWest Hydrocarbon - Assistant Treasurer

Thank you, Sara. This is Dan Campbell, Assistant Treasurer at MarkWest, and we thank you for joining us today. We will include forward-looking statements in our comments today, which involve risks and uncertainties and are not guarantees of future performance. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations expressed today are reasonable, we can give no assurance that the expectations will prove to be correct. And we caution you that projected performance or distribution and dividends may not be achieved.

Factors that could cause actual results to differ materially from their expectations are included in the periodic reports we file with the SEC. We encourage you to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”

Also, this call will include discussion of the proposed merger transaction announced on September 5, 2007, involving MarkWest Energy Partners and MarkWest Hydrocarbon. In connection with the transaction, MarkWest Hydrocarbon and the Partnership will file a joint proxy statement and other documents with the SEC in relation to this transaction, and the joint proxy statement and prospectus will be sent to security holders of both MarkWest Energy Partners and MarkWest Hydrocarbon seeking their approval of the transaction.

Investors and security holders may also obtain a free copy of the joint proxy statement and prospectus when it is available and other documents containing information about MarkWest Energy Partners and MarkWest Hydrocarbon without charge at the SEC’s website at www.sec.gov, and copies of the joint proxy statement and prospectus and the SEC filings will be incorporated by reference. And the joint proxy statement and prospectus may also be obtained free of charge by contacting MarkWest Investor Relations Department at 866-858-0482, or by accessing our website at www.markwest.com.

Before making any voting or investment decision, security holders are urged to read these documents carefully and in their entirety when they become available, because they will contain important information about the proposed transaction.

And with that, I’ll turn the call over to Frank Semple, President and Chief Executive Officer.

Frank Semple - MarkWest Hydrocarbon - President, CEO

Thanks, Dan, and welcome to everyone on the call. Joining me this afternoon to help with the Q&A is Nancy Buese, our Chief Financial Officer, Randy Nickerson, our Chief Commercial Officer, John Mollenkopf, our Chief Operations Officer, and Andy Schroeder, our Vice President of Finance and Treasurer.

We just completed our MWE earnings call and many of you were on that call. So I’m going to keep my comments brief and focused on the MWP performance. I will provide a brief summary on the key elements from the MWE call, and then I’ll end with a—just a brief merger update.

The financial results from MarkWest Hydrocarbon are driven by continued strong distribution growth by MarkWest Energy Partners. Our NGL marketing business operated at a seasonally normal breakeven rate. Distributions from our investment in MarkWest Energy Partners were $9.5 million for the third quarter, which represents a 46% increase over the third quarter of 2006.

Incentive Distribution Rights. Distributions for the third quarter were $6.3 million, an increase of 67%, compared to the third quarter of 2006. Although we received higher distributions from the Partnership, we maintained the quarterly cash dividend at $0.36 per share for the third quarter, which was pursuant to a covenant contained in the merger agreement with MarkWest Energy Partners that we announced in September.

Our NGL marketing business continues to perform as expected. This business primarily consists of the marketing and sales of the natural gas liquids from our keep-whole processing agreements in Appalachia. In the third quarter, we sold 20 million gallons of NGLs, which represents approximately 16% of our annual sales. Historically, the second and third quarters of each year generate lower income from operations compared to the first and fourth quarter due to the normal seasonality of our business.

While we purchase and process consistent volumes of gas throughout the year, we generate higher revenues in the winter months when we sell higher volumes of NGLs, than in summer months.

As I mentioned, last quarter we continued to take advantage of the forward markets to lock in favorable long term frac spread margins, which provides more stability and certainty to our future financial performance. More specifically, our hedge program extends through the fourth quarter of 2010 for approximately 250 million gallons of production at an average frac spread north of $0.35 per gallon.

We continued to maintain a very strong balance sheet at September 30 with $13 million in cash and securities, no debt outstanding, and $63 million of working capital, excluding the fair value of derivative instruments. This compares to $22 million in cash and securities and $63 million of working capital at the—at December 31, 2006.

MarkWest Energy Partners had another very strong quarter. Distributable cash flow increased 27% year-over-year to $47 million, for a distribution coverage ratio of 1.7 times.

For 2007, the Partnership announced an increase in forecasted DCF to approximately $152 million and capital expenditures of approximately $300 million.

Looking ahead to 2008, the partnership provided a preliminary DCF forecast in the range of $160 million to $180 million of capital expenditures-oh, excuse me. That was a DCF forecast in the range of $160 to $180 million and the capital expenditures to support that DCF is going to be in the range of $280 million to $320 million. The capital forecast for 2008 is supported by a significant number of announced and planned projects that have been developed in support of our customers [that address] the drilling programs in our core operating areas.

We’re also very pleased with the progress on our announced merger. Now that we have released our third quarter earnings, we are updating the proxy to reflect our third quarter financial results and we expect to file a proxy with the SEC within the next few weeks.

All in all, we’re very pleased with the progress. Obviously, we continue to focus on long term value for our equity holders. And the merger is obviously an important part of that strategy. It’s been a very challenging process for everybody. But we’re excited about the progress and optimistic that we’re going to be able to complete the transaction early next year.

So, Sara, this concludes my formal comments. I’ll turn it back over to you to help us with the Q&A.

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS.) And I show no questions in the audio queue. I’d like to turn the call back over to Mr. Frank Semple for closing remarks.

Frank Semple - MarkWest Hydrocarbon - President, CEO

Thanks, Sara. We covered a lot of questions in the MWE conference call. So it’s not surprising that we don’t have any now. But again, I want to thank everybody for joining us on the conference call today. We obviously appreciate your interest and continued support of MarkWest. And please, if you have any additional questions, please give us a call. Thanks a lot.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.